Exhibit 10.3

August 8, 2023

Ladies and Gentlemen:

Reference is made to the Articles of Incorporation (as amended, the “Charter”) of Medalist Diversified REIT, Inc., a Maryland corporation (the “Company”). Terms used in this letter agreement as defined terms and not otherwise defined herein have the meanings given to them in the Charter.

As a precondition to the grant by the Board of Directors (the “Board”) of the Company of an exemption for myself, Francis P. Kavanaugh, and for my “Deemed Affiliates” (as defined below) from the Aggregate Share Ownership Limit and the Common Share Ownership Limit and the concurrent creation of an Excepted Holder Limit for myself and my Deemed Affiliates, whereby the 3.6% used in the foregoing terms (i.e., Aggregate Share Ownership Limit and Common Share Ownership Limit ) shall be 20%, in aggregate, for myself and for my Deemed Affiliates, I hereby acknowledge and undertake, for the benefit of the Board and the Company, that:

(1)A Person shall be a “Deemed Affiliate” only if and to the extent that (i) ownership of Shares by such Person shall be deemed to be Beneficial Ownership or Constructive Ownership of such Shares by me and (ii) such Person is a member of my immediate family or a lineal descendant or an entity formed by me to owns Shares solely for myself and/or a member of my immediate family or a lineal descendant.

(2)All Shares that are Beneficially Owned or Constructively Owned at any time and from time to time by me and by any of my Deemed Affiliates shall be aggregated for purposes of the Excepted Holder Limit.

(2)I and my Deemed Affiliates may not Beneficially Own or Constructively Own, at any time, more than the lesser of (i) 20% in value of the aggregate of the outstanding Shares and (ii) 20% (in value or in number of Common Shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares.

(3)I have reviewed, understand, and agree to the terms of Section 6.1.7(a)(ii) of the Charter.

/s/ Francis P. Kavanaugh
Francis P. Kavanaugh